Exhibit 1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-11250 and No. 333-103579) of Aventis S.A. of our report dated June 18, 2004 relating to the financial statements and supplemental schedule of Aventis Pharmaceuticals Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
June 28, 2004